EXHIBIT 10.39
PG&E CORPORATION
2010 EXECUTIVE STOCK OWNERSHIP GUIDELINES
(As adopted effective January 1, 2011, and amended effective December 10, 2025)
1.    Description. The 2010 Executive Stock Ownership Guidelines (“Guidelines”) was approved by the Compensation Committee of the PG&E Corporation Board of Directors effective January 1, 2011. The Guidelines were further amended by the PG&E Corporation People and Compensation Committee (the successor to the Compensation Committee) effective January 1, 2022 to expand participation, revise holding thresholds, expand eligible holdings, and adjust ownership targets. The Guidelines were further amended by the Committee effective December 11, 2024 to delegate administration of the hardship exception. The Guidelines were further amended by the Committee effective December 10, 2025 to align ownership targets with the leadership structure. The Guidelines are an important element of the Committee’s compensation policy of aligning executive interests with those of the Corporation’s shareholders. The Guidelines are administered by the PG&E Corporation Senior Human Resources Officer.
2.    Ownership Targets. The applicable total stock ownership targets (“Target”) are:

Positions	Total Stock Ownership Target
CEO, PG&E Corporation	6x base salary
EVPs and above, PG&E Corporation and Pacific Gas and Electric Company (Utility), but excluding CEO, PG&E Corporation	3x base salary
SVPs of PG&E Corporation and Utility	2x base salary
VPs of PG&E Corporation and Utility	1x base salary
    Conformance with the applicable Targets will be determined as of June 30 of each calendar year (“Measurement Date”), taking into consideration legal and similar obligations, commitments, and restrictions in existence prior to the first

Measurement Date following amendment of any Targets. Targets will be based on base salary in effect on the Measurement Date.
3.    Retention Ratio. Under the Guidelines, Officers are expected to hold 100 percent of their net shares realized from options exercises or stock or stock unit vesting, after withholding for the exercise price and taxes, until the applicable Target is met.
4.    Timing Requirement. Each officer will have five years in which to meet any newly effective/applicable ownership targets or holding requirements.
5.    Calculation of Stock Ownership Levels. The value of the stock or stock equivalents owned by the Eligible Executive, as of the Measurement Date, is based on the average closing price of PG&E Corporation common stock as traded on the New York Stock Exchange for the last thirty (30) trading days prior to the Measurement Date (“Measurement Value”).
a)    The value of stock beneficially owned by the Eligible Executive is determined by multiplying the number of shares owned beneficially on the Measurement Date times the Measurement Value.
b)    The value of PG&E Corporation phantom stock units credited to the Eligible Executive's account in the PG&E Corporation Supplemental Retirement Savings Plan (“SRSP”) is determined by multiplying the number of phantom stock units in the Eligible Executive's SRSP account on the Measurement Date times the Measurement Value.
c)    The value of stock held in the PG&E Corporation stock fund of any defined contribution plan maintained by PG&E Corporation or any of its subsidiaries is determined by multiplying the number of shares in such fund on the Measurement Date times the Measurement Value.
d)    The value of unvested restricted stock and/or restricted stock units held by an Eligible Executive on the Measurement Date is determined by multiplying the number of shares underlying such awards times the Measurement Value.

6.    Administration. These Guidelines are administered at the discretion of the People and Compensation Committee. The Committee may determine, based on its judgment and on a case-by-case basis, whether to temporarily suspend such guidelines if compliance would create severe hardship or prevent an executive from complying with a court order. Additionally, in the case of executives with a guideline of 1x base salary and who are not Section 16 officers, the Committee delegates to the PG&E Corporation CEO the authority to determine whether to temporarily suspend such guidelines if compliance would create severe hardship or prevent an executive from complying with a court order. The PG&E Corporation CEO will provide reports to the Committee on any such applications of this delegated authority.
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